ENDORSEMENT---------------------------------------------------------------------

Guaranteed Death Benefit Provision

The Insurance Coverage Provisions Section of this policy is modified by adding the following provision entitled "Guaranteed Death Benefit":

This policy will not terminate due to insufficient fund values before the Policy Anniversary following the Primary Insured's 80th birthday if on each Monthly Anniversary, the Adjusted Guaranteed Death Benefit Premium equals or exceeds the Accumulated Monthly Death Benefit Premium.

The Accumulated Monthly Death Benefit Premium is an amount equal to the sum of the Monthly Guaranteed Death Benefit Premiums for each month since issue, including the current month. The Monthly Guaranteed Death Benefit Premium is shown in the Coverage Description; and is the monthly premium amount payable to qualify for this endorsement. The Monthly Guaranteed Death Benefit Premium may change due to other changes you have requested in the policy.

The Adjusted Guaranteed Death Benefit Premium is an amount equal to:

     1.   the sum of the premiums received since issue; minus

     2.   any withdrawal; minus

     3.   any loans and loan interest.

This endorsement will terminate if:

     1. on any Monthly Anniversary the Adjusted Guaranteed Death Benefit Premium does not equal or exceed the Accumulated Monthly Death Benefit Premium, unless within 61 days of such Monthly Anniversary sufficient premiums are paid to qualify for this endorsement; or

     2. an increasing premium additional term insurance rider is added to this policy; or

     3.   any coverage issued on an extra rated basis is added to this policy.

This endorsement is effective on the Effective Date, unless a different date is shown below.

Date of issue if other than Effective Date      SAFECO LIFE INSURANCE COMPANY

                                                /s/R.A. Pierson
                                                -------------------------------
_________________________________               R.A. Pierson
                                                Sr. Vice President and Secretary

L-9749/EP 2/97